                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       of

                             BIG BOY HOLDINGS, INC.

      The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the "General Corporation Law"), certifies as follows:

      1. Name. The name of the corporation is Big Boy Holdings, Inc. (the "Corporation").

      2. Address; Registered Office and Agent. The address of the Corporation's registered office is 9 East Loockerman Street, City of Dover, County of Kent, State of Delaware; and its registered agent at such address is National Corporate Research, Ltd.

      3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

      4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: one hundred (100), all of which shall be shares of Common Stock of the par value of one cent ($0.01) each.

      5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Timothy J. McCourt, 1285 Avenue of the Americas, New York, New York 10019-6064.

      6. Election of Directors. Members of the Board of Directors of the Corporation (the "Board") may be elected either by written ballot or by voice vote.

      7. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

      Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      8.    Indemnification.

            8.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 8.

            8.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

            8.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

            8.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

            8.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

            8.6 The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

            8.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

            8.8 Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

            8.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

      9. Adoption, Amendment and/or Repeal of By-Laws. The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

      WITNESS the signature of this Certificate this 1st of June, 2000.

                                                     /s/ Timothy J. McCourt
                                                     ----------------------
                                                     Timothy J. McCourt
                                                     Incorporator

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                             BIG BOY HOLDINGS, INC.

      It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is BIG BOY HOLDINGS, INC.

      2. The certificate of incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article:

      "1.   Name: The name of the corporation is Buffets Holdings, Inc. (the
      "Corporation")."

      3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on June 29, 2000

                                                     /s/ Frederick J. Iseman
                                                     -----------------------
                                                     Name:  Frederick J. Iseman
                                                     Title: President

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF

                             BUFFETS HOLDINGS, INC.

                   ------------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                   ------------------------------------------

      Buffets Holdings, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

      1. Section 4 of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

      "4. Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is four million and seven hundred thousand (4,700,000), of which three million and six hundred thousand (3,600,000) shares shall be Common Stock having a par value of one cent ($.01) per share and one million and one hundred thousand (1,100,000) shall be Preferred Stock having a par value of one cent ($.01) per share (the "Preferred Stock").

            The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to designate by resolution or resolutions the powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price or liquidation preference, or any series of Preferred Stock, and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote."

      2. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the

                                                                               2
provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this 20th day of September, 2000.

                                              BUFFETS HOLDINGS, INC.

                                              By:/s/ Frederick J. Iseman
                                                 -------------------------------
                                                 Frederick J. Iseman
                                                 President

                             BUFFETS HOLDINGS, INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF THE

                             SENIOR PREFERRED STOCK,

                            PAR VALUE $0.01 PER SHARE

         Pursuant to Section 151 of the Delaware General Corporation Law

      The undersigned, Frederick J. Iseman, President of Buffets Holdings, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution, creating a series of One Million One Hundred Thousand (1,100,000) shares of Senior Preferred Stock, was duly adopted by the Board of Directors of the Corporation on September 29, 2000.

      WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value One Cent ($0.01) per share, of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors; and

      WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

      NOW, THEREFORE, BE IT RESOLVED:

      1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Senior Preferred Stock" (the "Senior Preferred Stock"). The authorized number of shares of Senior Preferred Stock shall be One Million One Hundred Thousand (1,100,000). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

      2. Rank. The Senior Preferred Stock shall, with respect to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank senior to (a) all classes of common stock of the Corporation (including, the Common Stock) and (b) each other class or series of Capital Stock of the Corporation hereafter created (the Common Stock and each other class or series of Capital Stock of the Corporation are hereinafter collectively referred to as the "Junior Stock").

      3.    Dividends.

                  (a) The holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive dividends if declared by the Board of Directors; provided, however, that no dividend shall be declared or paid, if after such payment, the aggregate amount of dividends paid from the date of first issuance of the Senior Preferred Stock to the date of determination (the "Determination Period") on the Senior Preferred Stock would exceed Ten percent (10%) of the aggregate Liquidation Value (as hereinafter defined) per annum, compounded quarterly (the "Maximum Dividend"). For purposes of determining the Maximum Dividend the aggregate Liquidation Value shall mean the aggregate Liquidation Value of the Senior Preferred Stock based on the total number of shares of Senior Preferred Stock from time to time issued and outstanding, except that for purpose of the foregoing, shares of Senior Preferred Stock that are subject to issuance pursuant to the preferred stock purchase warrants issuable under the Warrant Agreement, to be dated as of September 28, 2000, among the Corporation and the Warrantholders named therein (as amended, supplemented or otherwise modified from time to time the "Warrant Agreement"), shall be deemed to be outstanding from and after the first issuance of Senior Preferred Stock until the Warrants are no longer outstanding. No dividends shall be payable in cash or otherwise to the extent prohibited by the terms of any of the instruments evidencing the Corporation's or any of its subsidiaries' indebtedness for funds borrowed. If the Corporation is unable to pay such dividends in full to the holders of outstanding shares of the Senior Preferred Stock, then the holders of all shares of Senior Preferred Stock shall share ratably in any such dividends in accordance with the amount that would be paid if the dividends to the holders of outstanding shares of Senior Preferred Stock were paid in full. The holders of the outstanding shares of Senior Preferred Stock shall have no right to participate in dividends payable on the Common Stock.

                  (b) So long as any shares of the Senior Preferred Stock are outstanding unless the holders have received dividends or distributions in an amount equal to the aggregate Liquidation Value plus the Maximum Dividend, the Corporation shall not declare, pay or set apart for payment any dividend on any shares of Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property, whether upon liquidation, merger, consolidation or otherwise (all such payments and other actions set forth above in this Section 3(b) being collectively referred to as "Restricted Junior Payments"). The foregoing provisions will not prohibit any of the following: (i) the payment of dividends or other distributions on Junior Stock in the form of additional shares of Junior Stock;
(ii) the redemption or repurchase of shares of Junior Stock (and any warrants, rights, calls or options exercisable for or convertible into shares of Junior Stock) issued to any directors, executive officers, employees or consultants of the Corporation or its subsidiaries pursuant to any employee stock ownership plan, employee benefit, stock option, stock purchase, bonus plan or employment or consulting agreement or arrangement; (iii) the exercise of put rights under the Warrant Agreement or the exercise of any Warrants issued under the Warrant Agreement; and (iv) the redemption or repurchase of shares of Junior Stock pursuant to the Stockholders Agreement.

      4.    Liquidation Preference.

            (a) Subject to Section 4(b), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid for each share held thereby, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to One Hundred Dollars ($100.00) per share (the "Liquidation Value") plus the amount of any dividends theretofore declared but not paid with respect to the Senior Preferred Stock before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock. Except as provided in the preceding sentence, holders of the Senior Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If upon any liquidation, winding up or dissolution of the Corporation, the assets of the Corporation are not sufficient to pay in full the foregoing liquidation payments payable to the holders of outstanding shares of the Senior Preferred Stock, then the holders of all shares of Senior Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Senior Preferred Stock are entitled were paid in full.

            (b) The provisions of Section 4(a) shall not apply to a liquidation, dissolution or winding up of the affairs of the Corporation made in connection with a transaction or series of transactions constituting a Change of Control. In such a case, the provisions of Section 6 shall govern.

      5.    Optional Redemption.

            (a) The Corporation, at its option, may redeem at any time and from time to time, in whole or in part, in the manner provided in Section 5(b), from any source of funds legally available therefor, any or all of the shares of Senior Preferred Stock, at a redemption price per share equal to the Liquidation Value, plus any declared but unpaid dividends (the "Optional Redemption Price"); provided, however, that in no event shall the Corporation redeem any Senior Preferred Stock (i) to the extent prohibited by the terms of any of the instruments evidencing the Corporation's indebtedness for funds borrowed or (ii) at any time at which holders of the Senior Preferred Stock have not received the Maximum Dividend unless such dividend is paid concurrently with any redemption. The Senior Preferred Stock is not redeemable at the option of the holder or holders except in the event of a Change of Control.

            (b) At least thirty (30) days and not more than sixty (60) days before the date fixed by the Corporation for the redemption of the Senior Preferred Stock (the "Optional Redemption Date"), the Corporation shall mail a notice of redemption (the "Optional Redemption Notice") by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Optional Redemption Notice shall state:

                  (i) that the Corporation is exercising its option to redeem the Senior Preferred Stock and that not later than the Optional Redemption Date holders of the Senior Preferred Stock shall have received the Maximum Dividend, and a computation of such Maximum Dividend;

                  (ii)  the Optional Redemption Price;

                  (iii) whether all or less than all of the outstanding shares of the Senior Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed;

                  (iv) the number of shares of Senior Preferred Stock held by such holder, as of the appropriate record date, that the Corporation intends to redeem;

                  (v)   the Optional Redemption Date; and

                  (vi) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner designated, the certificate or certificates representing the shares of Senior Preferred Stock to be redeemed.

            (c) In the event of an optional redemption pursuant to Section 5(a) of only a portion of the then outstanding shares of the Senior Preferred Stock, the Corporation shall effect such redemption pro rata to the nearest whole share according to the number of shares held by each holder of the Senior Preferred Stock.

            (d) Each holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Optional Redemption Notice, and on the Optional Redemption Date the full Optional Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

            (e) Unless the Corporation defaults in the payment of the Optional Redemption Price, the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Optional Redemption Date, other than the right to receive the Optional Redemption Price.

      6.    Change of Control.

            (a) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the holders of the Senior Preferred Stock in writing of such occurrence and shall purchase (unless the Corporation and such holder of Senior Preferred Stock shall mutually agree otherwise in writing) (the "Change of Control Redemption"), on a Business Day (the "Change of Control Payment Date") not later than sixty (60) days following the Change of Control Date, from any source of funds legally available therefor, all (but not less than all) then outstanding shares of Senior Preferred Stock at a purchase price per share equal to the Liquidation Value, plus an amount which when added to all dividends paid to holders of the Senior Preferred Stock is equal to the Maximum Dividend (the "Change of Control Redemption Price"), provided that such Change of Control Redemption would not constitute a default or an event of default or result in a mandatory prepayment requirement under the terms of any material agreement for indebtedness to which the Corporation or any of its Subsidiaries is a party. If upon a Change of Control Redemption, such sources of funds are not sufficient to pay in full the Change of Control Redemption Price payable to the holders of outstanding shares of the Senior Preferred Stock, then the holders of all shares of Senior Preferred Stock shall share ratably in such payment in accordance with the amount that would be payable under the Change of Control Redemption Price if the amounts to which the holders of outstanding shares of Senior Preferred Stock are entitled were paid in full.

            (b) Notice of the Change of Control Redemption shall be mailed by the Corporation not less than fifteen (15) days nor more than forty-five (45) days prior to the Change of Control Payment Date to the holders of Senior Preferred Stock at their addresses as they appear on the stock register of the Corporation on the Change of Control Date and shall set forth:

                  (i) notice that a Change of Control has occurred and if applicable, that the Corporation is exercising its right to require the Corporation to purchase for cash such holder's Senior Preferred Stock at the Change of Control Redemption Price;

                  (ii)  a description of the Change of Control;

                  (iii) a computation of the Change of Control Redemption Price;

                  (iv)  the Change of Control Payment Date; and

                  (v) a description of the procedures to be followed by such holder in connection with the Change of Control Redemption.

            (c) To the extent that any securities laws or regulations conflict with the foregoing, such laws and regulations shall control.

      7. Voting Rights. The holders of the Senior Preferred Stock shall be entitled to ten votes per share (such number to be subject to adjustment if the Common Stock shall be split or a dividend paid thereon in shares of Common Stock) on all matters submitted to the stockholders of the Corporation. In addition, the holders shall be entitled to vote as a class upon any proposed issuance of stock that is not Junior Stock, or any proposed amendment of this Certificate or the Corporation's Certificate of Incorporation if such amendment would increase or decrease the aggregate number of shares of Senior Preferred Stock, increase or decrease the par value of the shares of Senior Preferred Stock, or alter or change the powers, preferences, or rights of the Senior Preferred Stock so as to affect the class adversely.

      8. No Reissuance of Senior Preferred Stock. Shares of Senior Preferred Stock that have been redeemed or otherwise acquired by the Corporation in any manner, shall be retired and canceled.

      9. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

      10. Definitions. As used in this Certificate, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

      "Affiliate" of any Person means any other Person directly or indirectly (including through one or more intermediaries) controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Board of Directors" shall mean the board of directors of the Corporation.

      "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

      "Change of Control" means any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (A) any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), except Caxton-Iseman Investments, L.P., Caxton Corporation or Frederick J. Iseman or any of their Affiliates, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the then issued and outstanding shares of Common Stock or (B) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation and its Subsidiaries (if any) to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (including any liquidation, dissolution or winding up of the affairs of the Corporation, or any other distribution made, in connection therewith).

      "Change of Control Date" shall have the meaning ascribed to it in Section 6(a) hereof.

      "Change of Control Payment Date" shall have the meaning ascribed to it in
Section 6(a) hereof.

      "Change of Control Redemption" shall have the meaning ascribed to it in
Section 6(a) hereof.

      "Change of Control Redemption Price" shall have the meaning ascribed to it in Section 6(a) hereof.

      "Common Stock" means the Common Stock, par value $0.01 per share, of the Corporation.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

      "Junior Stock" shall have the meaning ascribed to it in Section 2 hereof.

      "Liquidation Value" shall have the meaning ascribed to it in Section 4 hereof.

      "Optional Redemption Date" means, with respect to any shares of Senior Preferred Stock, the date on which such shares are to be redeemed by the Corporation pursuant to Section 5(b) hereof.

      "Optional Redemption Notice" shall have the meaning ascribed to it in
Section 5(b) hereof.

      "Optional Redemption Price" shall have the meaning ascribed to it in
Section 5(a) hereof.

      "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

      "Senior Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

      "Stockholders Agreement" means any stockholders agreement to which the Corporation may be a party from time to time and include any advisory agreement with Roe Holder or Dennis Scott which governs repurchase or redemption of shares of the Corporation.

      IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate this 29th day of September, 2000.

                                             /s/ Frederick J. Iseman
                                             -----------------------------------
                                             Name:  Frederick J. Iseman
                                             Title: President

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BUFFETS HOLDINGS, INC.

                   ------------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                   ------------------------------------------

      Buffets Holdings, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

      1.    The name of the Corporation is Buffets Holdings, Inc.

      2. This Certificate of Amendment amends the Certificate of Incorporation of the Company (as amended on September 20, 2000, September 29, 2000 and June 29, 2000, the "Certificate of Incorporation"), which Certificate of Incorporation includes the Certificate of the Powers, Designations, Preferences and Rights of the Senior Preferred Stock Par Value $0.01 per Share dated September 29, 2000 (the "Certificate of Designations").

      3. Section 5 of the Certificate of Designations is hereby amended by amending and restating paragraph (d) thereof in its entirety to read as set forth below:

      "(d) Each holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Optional Redemption Notice or otherwise by the Corporation, and on the Optional Redemption Date designated by the Corporation the full Optional Redemption Price for such shares (i) shall be payable in cash or (ii) at the option of the Corporation, up to $8,000,000 of the Optional Redemption Price shall be payable pro rata to the holders of Senior Preferred Stock in the form of Series A Senior Subordinated Notes of the Corporation having the principal terms and conditions set forth on Exhibit A hereto and such other terms and conditions as determined by the

      Corporation in an aggregate principal amount not to exceed $8,000,000, in each case to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares."

      4. Section 5 of the Certificate of Designations is hereby further amended by adding a new paragraph (f) at the end of such Section to read as set forth below:

      "(f) Section 5(b) shall not apply to a redemption of the Senior Preferred Stock by the Corporation prior to June 30, 2002.

      5. The Certificate of Designations is hereby further amended by adding, as Exhibit A thereto, Exhibit A attached hereto.

      6. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this 27th day of June 2002.

                                      BUFFETS HOLDINGS, INC.

                                      By:  /s/ R. Michael Andrews, Jr.
                                           -------------------------------------
                                           Name:  R. Michael Andrews, Jr.
                                           Title: Chief Financial Officer

                                                                       EXHIBIT A

                             BUFFETS HOLDINGS, INC.
                  $8,000,000 SERIES A SENIOR SUBORDINATED NOTES

                                   TERM SHEET

Issuer......................................   Buffets Holdings, Inc. ("Holdings").

Securities Issued...........................   $8,000,000 aggregate principal amount of 3% Series A Senior
                                               Subordinated Notes (the "Notes").

Maturity Date...............................   6 months from the date of issuance (the "Original Maturity Date") which will be extended to June 25, 2011 (the "Extended Maturity Date") if the
                                               Notes are not repaid in full by then.

Interest....................................   The initial interest rate will be 3% for the period beginning with the date of issuance through the Original Maturity Date (the "Initial
                                               Period"). During the Initial Period, interest will be payable in cash on the Original Maturity Date.  If the Notes are extended, the interest rate will rise to 4.75% for the period beginning on the Original
                                               Maturity Date through the Extended Maturity Date (the "Extended
                                               Period").  During the Extended Period, interest will be payable in cash on each semi-annual interest payment date.

Ranking.....................................   The Notes will be unsecured subordinated obligations of Holdings.  The
                                               Notes will be senior to Holdings' Series B Junior Subordinated Notes and subordinated to all of Holdings' other existing and future indebtedness.  The Notes will also be structurally subordinated to all liabilities of Buffets, Inc. ("Buffets") and its subsidiaries.

Mandatory Redemption........................   None.

Optional Redemption.........................   Anytime at the option of Holdings with no penalty.

Certain Covenants...........................   No substantial covenants other than a restricted payments restriction, which will prohibit any payments on or in respect of Holdings capital stock or any Series B Junior Subordinated Notes until the Notes are paid in full.

Transfer Restrictions.......................   Holders may only transfer Notes with the consent of Holdings and only to holders of Holdings common stock or warrants to purchase common stock.

Events of Default...........................   The following will be the only events of default under the Notes:
                                               -     Standard provision with regard to insolvency and
                                                     bankruptcy.

                                                                               2

                                               -     Payment defaults, which in respect of interest
                                                     during the Extension Period will only arise if
                                                     Holdings misses and does not subsequently cure two
                                                     consecutive interest payments.

Remedies....................................   The Notes will contain a "standstill provision" that will
                                               restrict holders from exercising remedies under the Notes while senior indebtedness remains outstanding.

Amendments..................................   Will require a majority of the principal amount of the Notes;
                                               provided certain items such as rate, maturity and principal amount will require a super-majority of 2/3 of the
                                               principal amount.